Exhibit 21.1

FIRST COMMUNITY BANCORP

LIST OF SUBSIDIARIES
AT FEBRUARY 16, 2007

SUBSIDIARY	STATE
Pacific Western Bank	State chartered, doing business in California
First Community/CA Statutory Trust I	Connecticut
First Community/CA Statutory Trust IV	Connecticut
First Community/CA Statutory Trust V	Connecticut
First Community/CA Statutory Trust VI	Delaware
First Community Statutory Trust VII	Delaware
Foothill Independent Statutory Trust I	Connecticut
Community/CA Capital Trust I	Delaware
Community/CA Capital Statutory Trust II	Delaware
Community/CA Capital Statutory Trust III	Delaware